FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Relations Contact: Marissa Travaline x4227 e-mail: mtravaline@sjindustries.com
Media Contact: Dan Lockwood x4108 e-mail: dlockwood@sjindustries.com
February 27, 2015

SJI Reports Seven Percent Increase in 2014 Economic Earnings,
Announces 2-For-1 Stock Split

Folsom, NJ - South Jersey Industries (NYSE: SJI) today announced results for the full year and fourth quarter of 2014, reflecting a seven percent increase in Economic Earnings from continuing operations, year over year. The company also announced its intent to implement a 2-for-1 stock split during the second quarter of 2015.

GAAP income and Economic Earnings for the full year and fourth quarter of 2014 are presented below, as compared with 2013.
2014        2013

•	GAAP income from continuing operations - FY $97.6 million $82.4 million

•	GAAP income from continuing operations - Q4 $44.0 million $39.4 million

•	GAAP EPS per diluted share - FY $2.94 $2.57

•	GAAP EPS per diluted share - Q4 $1.30 $1.21

•	Economic Earnings - FY $104.0 million $97.1 million

•	Economic Earnings - Q4 $31.2 million $39.9 million

•	Economic EPS per diluted share - FY $3.13 $3.03

•	Economic EPS per diluted share - Q4 $0.93 $1.23

SJI uses the non-GAAP measure of Economic Earnings when discussing results. A reconciliation of SJI’s GAAP earnings to Economic Earnings for the fourth quarter and full year 2014 appears at the close of this news release. Economic Earnings eliminates all unrealized gains and losses on commodity derivative transactions and on the ineffective portion of interest rate derivative transactions. It also adjusts for realized gains and losses attributed to hedges on inventory transactions and for the impact of transactions or contractual arrangements where the true economic impact will be realized in a future period. A full explanation of this non-GAAP measure is outlined at the close of this release.

“The trademark of SJI’s success has been our ability to consistently deliver year over year Economic Earnings growth. We are proud of the fact that we grew Economic Earnings by seven percent, despite the impacts of certain non-recurring costs associated with our energy facility serving the bankrupt Revel property,” said SJI Chairman and

CEO Edward J. Graham. “I believe this speaks to the strength of the regulated returns at our core utility business, and the value of pipeline capacity assets in our non-utility business, which offer noteworthy upside earnings potential.”

“We expect our primary growth strategies to continue to serve us well going forward as we focus our efforts on adding utility customers, making infrastructure investments that produce strong returns, and adding long-term income streams from initiatives like our wholesale fuel management agreements serving multiple gas-fired electric generation facilities,” added SJI President and COO Michael J. Renna. “Our results to date and the prospects for growing our business in the future by an average of 6% to 7% per year in Economic EPS support our decision to announce a 2-for-1 split on shares of SJI stock.”

2015 STOCK SPLIT
SJI intends to split its outstanding common shares two-for-one on May 8, 2015, for shareholders of record on April 17, 2015. Shareholders will receive one share of SJI stock for each share held on the record date and the new shares resulting from the split will be distributed following the close of business on May 7, 2015. SJI will then commence trading at its split-adjusted price on May 8, 2015.  As a result of the stock split, the number of authorized shares will increase to 120 million and the number of shares outstanding will increase to approximately 69 million.

2015 EXPECTED CONTRIBUTIONS TO EARNINGS
Our utility contributed approximately 64 percent of total Economic Earnings for 2014. As indicated below, we expect a continuation of that performance in 2015, and we see the utility business as the major driver of net income growth over the longer term. After a very strong year in 2014, we expect South Jersey Energy Group to contribute between five to ten percent of total Economic Earnings in the coming year, as we begin providing fuel management service to three large gas-fired merchant generating facilities in 2015. South Jersey Energy Services is expected to contribute approximately 20 to 30 percent of Economic Earnings in the coming year, representing net income from solar projects and from distributed generation assets. Finally, SJI Midstream has begun preliminary activities around the PennEast pipeline. We look forward to potential contributions by SJI Midstream in late 2017, and full-year impacts in 2018 and beyond as we enhance the portion of our earnings coming from regulated returns.

Business Lines	Expected Contribution to 2015 Earnings
Regulated Gas Utility Operations	60 - 65 percent
SJI Midstream (1) Unregulated SJ Energy Group	N/A 5 - 10 percent
SJ Energy Services
CHP	5 - 10 percent
Renewable	15 - 25 percent
(1) Mid-stream business presents the opportunity for a late 2017 net income impact, with expectation of a significant 2018 impact, contributing as much as 10% of total income.

Following is a more detailed discussion of performance in 2014 and expectations from each area of the business.

REGULATED BUSINESS PERFORMANCE
SOUTH JERSEY GAS:
Full year utility net income was up nearly 7 percent at $66.5 million, as compared with $62.2 million for the full year in 2013. Utility net income for the fourth quarter of 2014 was $24.0 million, as compared with $22.0 million in the prior year period. There is no difference between SJG’s GAAP net income and Economic Earnings.

Infrastructure investments were the primary earnings driver in the utility, coupled with customer growth, and impacts from the rate case settled in September.

Customer Growth:
On a year-over-year basis, South Jersey Gas grew its customer base by 1.3%, net of any shut-offs or losses, bringing our current customer count to 366,854. Our total net customer growth for 2014 is worth approximately $1.6 million in incremental net income on an annualized basis.

Conversion activity remained brisk throughout our service area. Although alternative fuel costs became slightly more competitive in recent months, the long-term outlook for natural gas and the value associated with conversion continue driving customer growth. The costs from heating with natural gas still deliver savings of as much as 70% over heating with electric, and roughly 40% over heating with oil or propane. This value proposition, in conjunction with enhanced marketing efforts, drove SJG to its highest ever conversion total during 2014, helping the utility add 5,790 customers from conversions for the year. The benefit from this rate of conversion growth, which compares very favorably to our peers, was amplified by the settlement of our rate case in September and new margins taking effect in October.

Although we remain concerned for the residents in our region who have lost their jobs due to the closure or downsizing of several Atlantic City casinos, these events have had minimal impact to date on utility operating results. We also remain optimistic about the future of the former Revel property, and expect to see it operating under new ownership in the near future, restoring a significant number of jobs over the longer term in our region.

Regulatory Update:
Full year investments under our Accelerated Infrastructure Replacement Program, or AIRP, totaled $33.4 million for 2014. Investments made under our Storm Hardening and Reliability Program, or SHARP, since its July 1 implementation, totaled $21.4 million. These multi-year programs facilitate the replacement of aging bare steel and cast iron mains and services throughout our service territory, and the replacement of low-pressure, cast iron mains along the barrier islands with high pressure mains that resist the potential water and sand intrusion that might occur with a severe weather event. These investments, in the aggregate, added approximately $3.2 million in net income for 2014.

Beyond 2014:
With the first quarter of 2015 well underway, we continue making significant capital investments to enhance the safety and reliability of our growing system. These improvements have enabled us to meet significant demand resulting from the extremely cold temperatures, including a record sendout day on February 15, 2015. We expect to continue reinforcing our system through initiatives like the B.L. England pipeline project and the natural gas liquefier at our McKee City facility. Additionally, these same infrastructure investments will lead us into our next base rate case, as we seek timely and appropriate recovery for system improvements.

SJI MIDSTREAM:
As we announced in September, the formation of SJI Midstream is expected to bring with it significant activity through the next three years related to the development of the PennEast Pipeline, a 108-mile pipeline from the Marcellus region of Pennsylvania to Transco’s Trenton-Woodbury lateral in New Jersey. SJI is one of six equity partners and has a 20% stake in what is currently projected to be a roughly $1 billion pipeline project with a targeted in-service date in late 2017. The partners have commenced planning activities around this project’s development, including early discussions on financing as well as submission for the pre-filing process with FERC. Our anticipated investment of approximately $200 million is expected to generate a FERC level return and an annuity-like income stream that will significantly benefit long-term earnings.

UNREGULATED BUSINESS PERFORMANCE
SJ ENERGY GROUP:

Economic Earnings from our commodity marketing activities for the full year 2014 were up significantly at $13.0 million, as compared with the prior year’s loss of $5.8 million. For the fourth quarter, South Jersey Energy Group was also up over the prior year period, adding $4.2 million in the quarter for 2014, as compared with a loss of $1.1 million in 2013.

Full year results were largely driven by the value derived from our pipeline capacity portfolio, which includes natural gas transportation assets within the Marcellus region. We were able to optimize our capacity in support of marketing contracts we have with natural gas producers, particularly in the first and fourth quarters. While 2014 results benefited from especially favorable market conditions in the first quarter, we still expect full year results for 2015 to be comparable. The primary drivers of this performance will be the use of recently added capacity to support existing contracts with Marcellus producers, and our growing activities as a fuel manager for third party electric generation facilities. Additionally, as legacy marketing contracts that have been a drag on performance begin to expire in 2015, we expect to see improving margins from our marketing activities.

Fourth quarter and full year 2014 results also benefited from noteworthy performance within our retail commodity subsidiary, South Jersey Energy, which added $1.9 million in Economic Earnings for the year as compared to $1.1 million in 2013. For the fourth quarter of 2014, this business added $0.4 million, driven by the performance of our smaller marketing arms in Pennsylvania and New York, as compared with Economic Earnings of $0.1 million in the fourth quarter of 2013. Our retail business also helps build relationships with commercial customers who have high load electric and natural gas needs and may ultimately benefit from distributed generation that can be provided by our energy production business.

Beyond 2014:
We will see full year earnings impacts in 2015 from the LS Power agreement that commenced late in 2014, and partial year impacts from two additional fuel supply management contracts we will begin serving in mid to late 2015. This business line remains focused on adding additional contracts with merchant generators to the seven agreements already in place, not all of which are operating or even formally announced as yet. As we further transition toward a business model that emphasizes multi-year, low-risk contracts, we expect to develop a portfolio of fuel management contracts producing $8 million to $10 million per year of net income by 2017.

SJ ENERGY SERVICES:
For the full year 2014, South Jersey Energy Services contributed $24.6 million to Economic Earnings, as compared with $40.6 million in 2013. For the fourth quarter of 2014, this business added $3.0 million in Economic Earnings, as compared with $19.1 million for the same period in 2013. The change in year over year performance is directly related to two factors. The first was lower levels of investment tax credits (ITC) due to a reduction in solar project development. The second major factor affecting year-over-year performance was the impact of a large commercial customer’s bankruptcy on our energy production portfolio

CHP/Thermal - Economic Earnings for 2014 from our CHP and thermal projects in the aggregate totaled $1.8 million, as compared with $8.6 million in 2013. For the quarter, this area reflected a loss of $0.5 million in 2014 as compared with a gain of $2.9 million in 2013. Our CHP/thermal portfolio was adversely impacted by a combination of events surrounding our joint energy project constructed to serve the Revel resort in Atlantic City, which filed for bankruptcy in mid-2014. Since September, our facilities have been operating on a limited basis, as Revel’s owners are seeking a sale to a new owner. As a result, recorded reserves, reduced load, and legal costs associated with the bankruptcy produced a negative impact on Economic Earnings totaling $5.2 million for the full year. This non-recurring event generated a loss of approximately $0.16 on Economic Earnings per share. Had the reserve not been necessary, and the sale of Revel gone as we initially expected, our EPS for 2014 would have been consistent with the high end of our earnings guidance.

Despite these events, we remain confident in the prospect for this facility to be fully operational again in the future, as the Revel site represents valuable real estate in a city being targeted by the state for significant redevelopment efforts.

Further, the balance of our CHP portfolio continued to operate as designed and contributed positively to Economic Earnings for the year.

Renewable - Within our renewable energy portfolio, our active solar projects continued performing well, ending the year with production 3.4% above budget, and generating over 111,000 solar renewable energy credits. Our full year solar results yielded Economic Earnings of $25.5 million in 2014, as compared with $33.9 million in 2013. For the quarter, this area contributed $4.1 million in 2014, as compared with $16.0 million in the prior year period.

As noted previously, our solar business reflected reduced contributions from ITC, which is more consistent with the forward strategy for our solar business, as we reduce the impact of investment tax credits from project development while still maintaining consolidated earnings growth at SJI. It also reflects a change in the completion date of a project originally expected to contribute ITC of $1.1 million in the fourth quarter of 2014, and add $0.03 to Economic EPS. We now expect the project to be completed in and benefit the first quarter of 2015. For the full year, our solar portfolio generated $30.3 million in investment tax credits in 2014, as compared to $36.9 million in 2013.

With New Jersey SREC values steadily improving and now around $220, and lower project development costs adding value to these investments, we expect the operations of this business to provide an improving contribution to the bottom line going forward.

The renewable portfolio also includes the impacts of landfill energy generation projects, which operated at a loss during 2014 as a result of mechanical challenges to the generating systems.

Beyond 2014:
We do expect to continue scaling back solar development leading up to 2017, in preparation for a possible reduction in the ITC from 30 percent to 10 percent. However, we will also continue to seek targeted solar projects with a focus on those that provide the longer term benefit of growing our generation capacity to offset a portion of our current contributions from ITC.

We remain encouraged by the long term prospects for CHP, specifically district energy systems such as our facilities serving Borgata and downtown Hartford. We value the stable, attractive returns and cash flows these projects bring to our portfolio. The marketplace also values these same attributes, as evidenced by recent transactions, many of which are commanding increasing multiples.

SJI BALANCE SHEET UPDATE

Our equity-to-capitalization ratio at year end was 43 percent, and averaged 44 percent during 2014. Deferred collection of last winter’s higher natural gas costs and significant infrastructure and project investments drove higher debt levels. We now have regulatory approval to recover that $47 million of deferred gas costs between now and 2016. Further, SJI has over $300 million of deferred tax benefits related to our investments that we would expect to realize the benefit of between now and 2020.

In support of our objective of maintaining a strong balance sheet, SJI uses its Dividend Reinvestment Plan to issue equity. Between dividend reinvestment and optional cash purchases made through the plan, SJI raised equity capital of roughly $80 million in 2014.

CONFERENCE CALL / WEBCAST DETAILS

To participate in the conference call at 11:00 AM ET on Friday, February 27, please pre-register by going to the South Jersey Industries website, http://www.sjindustries.com, clicking on Investors, and then scrolling down to “Webcasts and Presentations” for the pre-registration link. This will allow you to generate an event reminder as well as a PIN to expedite your inclusion into the conference call when dialing in. On the day of the call, dial 1-888-713-4215 approximately 15 minutes ahead of the scheduled call time; enter the participant pass code 65386163 and the PIN you received during pre-registration. International callers may dial 1-617-213-4867; enter the participant pass code 65386163 and the PIN you received during pre-registration.

To listen to the live webcast simply visit the South Jersey Industries website at
http://www.sjindustries.com , and scroll down to the “Webcasts and Presentations” section where you will find the link to participate. SJI encourages shareholders, media, and members of the financial community to listen to the webcast.

FORWARD LOOKING STATEMENT

Certain statements contained in this news release may qualify as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this release should be considered forward-looking statements made in good faith and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies.

A discussion of these and other risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and in other filings made by us with the Securities and Exchange Commission (SEC). These cautionary statements should not be construed by you to be exhaustive and they are made only as of the date of this news release, or in any document incorporated by reference, at the date of such document. While South Jersey Industries, Inc. (SJI or the Company) believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Further, SJI undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT SOUTH JERSEY INDUSTRIES
South Jersey Industries (NYSE: SJI), an energy services holding company based in Folsom, NJ, operates its business through two primary subsidiaries. South Jersey Gas, one of the nation’s fastest growing natural gas utilities, delivers clean, efficient natural gas and promotes energy efficiency to approximately 365,000 customers in southern New Jersey. SJI’s non-regulated businesses, under South Jersey Energy Solutions, promote efficiency, clean technology and renewable energy by developing, owning and operating on-site energy production facilities - including Combined Heat and Power, Solar, and District Heating and Cooling projects; acquiring and marketing natural gas and electricity for retail customers; providing wholesale commodity marketing and risk management services; and offering HVAC and other energy-efficiency related services. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.

EXPLANATION AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This news release includes the non-generally accepted accounting principles (“non-GAAP”) financial measures of Economic Earnings and Economic Earnings per share when evaluating the results of operations for its nonutility operations. These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

We define Economic Earnings as: Income from continuing operations, (1) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all derivative transactions, and (2) less realized gains and plus realized losses, as applicable and in each case after tax, on all commodity derivative transactions attributed to expected purchases of gas in storage to match the recognition of these gains and losses with the recognition of the related cost of the gas in storage in the period of withdrawal, and (3) less the impact of transactions or contractual arrangements where the true economic impact will be realized in a future period.

Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions, and transactions or contractual arrangements where the true economic impact will be realized in a future period. Specifically, we believe that this financial measure indicates to investors the profitability of the entire derivative related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. Considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of our GAAP income from continuing operations and earnings per share from continuing operations, to Economic Earnings and Economic Earnings per Share:

	Three Months Ended December 31	Twelve Months Ended December 31
	In thousands except per share data
	2014	2013	2014	2013

Income/(Loss) from Continuing Operations	$43,991	$39,357	$97,628	$82,389
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	(14,316)	603	4,500	14,058
Realized (Gains)/Losses on Inventory Injection Hedges	36	9	427	(4)
Net (Gain)/Loss from Affiliated Companies, Not Part of On-going Operations (A)	---	(31)	---	751
Net (Gain)/Loss from Affiliated Companies (C)	1,524	---	1,524	---
Other (B)	(25)	(25)	(100)	(100)
Economic Earnings	$31,210	$39,913	$103,979	$97,094

Earnings Per Share from Continuing Operations	$1.30	$1.21	$2.94	$2.57
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	(0.42)	0.02	0.13	0.44
Net Losses from Affiliated Companies, Not Part of On-going Operations (A)	---	---	---	0.02
Realized (Gains)/Losses on Inventory Injection Hedges	---	---	.01	---
Net (Gain)/Loss from Affiliated Companies (C)	0.05	---	0.05	---
Economic Earnings Per Share	$0.93	$1.23	$3.13	$3.03

The following table presents reconciliations of GAAP income from continuing operations to Economic Earnings for our non-utility businesses for the three and twelve months period ended December 31, 2014:

	Three Months Ended December 31	Twelve Months Ended December 31
	In thousands except per share data
	2014	2013	2014	2013

South Jersey Energy Group Income/(Loss) from Continuing Operations	$18,727	$(2,021)	$8,587	$(21,101)
(Minus)/Plus
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	(14,580)	896	3,995	15,274
Realized (Gains)/Losses on Inventory Injection Hedges	36	9	427	(5)
South Jersey Energy Group Economic Earnings	$4,183	$(1,116)	$13,009	$(5,832)

South Jersey Energy Services Income/(Loss) from Continuing Operations	$1,246	$19,415	$22,627	$41,143
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	264	(293)	505	(1,216)
Net (Gains)/Losses from Affiliated Companies, Not Part of On-going Operations (A)	---	(31)	---	751
Other (B)	(25)	(25)	(100)	(100)
Net (Gain)/Loss from Affiliated Companies (C)	1,524	---	1,524	---
South Jersey Energy Services Economic Earnings	$3,009	$19,066	$24,556	$40,578

CHP/Thermal Income/(Loss) from Continuing Operations	$(2,303)	$3,196	$(210)	$9,995
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	264	(292)	505	(1,394)
Net (Gain)/Loss from Affiliated Companies (C)	1,524	---	1,524	---
CHP/Thermal Economic Earnings	$(514)	$2,904	$1,819	$8,601

Solar Income/(Loss) from Continuing Operations	$4,089	$16,032	$25,560	$34,013
Other (B)	(25)	(25)	(100)	(100)
Solar Economic Earnings	$4,064	$16,007	$25,460	$33,913

South Jersey Energy Income/(Loss) from Continuing Operations	$(59)	$450	$934	$651
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	461	(372)	990	436
South Jersey Energy Economic Earnings	$402	$78	$1,924	$1,087

(A) Resulting from the termination of the contract at LVE Energy Partners, LLC (“LVE”), and is being excluded because all of the assets of LVE have been sold and LVE is no longer considered part of the ongoing operations of the Company. LVE was dissolved prior to December 31, 2013; as such, there was no gain/loss from affiliated companies not part of ongoing operations for the twelve months ended December 31, 2014.

(B) Represents additional depreciation expense within Economic Earnings on a solar generating facility. During 2012 an impairment charge was recorded within Income from Continuing Operations on a solar generating facility which reduced its depreciable basis and recurring depreciation expense. This impairment charge was excluded from Economic Earnings and therefore the related reduction in depreciation expense is being added back.

(C) Resulting from a reserve for uncollectible accounts recorded by an Energenic subsidiary that owns and operates a central energy center and energy distribution system for a hotel, casino and entertainment complex in Atlantic City, New Jersey that filed for bankruptcy during 2014. This charge is being excluded from Economic Earnings until the total economic impact of the proceedings is realized. Energenic management expects the proceedings to be concluded during 2015.